Exhibit 99.1

EVERI ANNOUNCES RECORD FIRST QUARTER 2022 RESULTS
Games and FinTech Segments Generate Highest-Ever Quarterly Recurring Revenues
First Quarter Record Revenues of $175.6 Million Drives Record First Quarter Net Income of $31.5 Million, $0.31 in EPS and Adjusted EBITDA of $89.6 Million
Record Quarterly Financial Access Revenues Reflect         More than $10 Billion of Funds Delivered to Customers' Casino Floors
Board of Directors Authorizes $150 Million Share Repurchase Program
Las Vegas – May 10, 2022 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming content and products, financial technology and player loyalty solutions, today announced results for the first quarter ended March 31, 2022.
First Quarter 2022 Financial Highlights
•Revenues rose 26% to $175.6 million from $139.1 million in the 2021 first quarter, led by a quarterly record $134.4 million of recurring revenues.
•Net income increased 54% to $31.5 million, or $0.31 per diluted share, compared to $20.5 million, or $0.21 per diluted share, in the 2021 first quarter.
•Adjusted EBITDA, a non-GAAP financial measure, increased 19% to a first quarter record $89.6 million from $75.4 million in the 2021 first quarter.
•Free Cash Flow, a non-GAAP financial measure, rose 19% to $51.6 million compared to $43.5 million in the 2021 first quarter.
Randy Taylor, Chief Executive Officer of Everi, said, “We delivered record first quarter financial results, including revenues, net income, Adjusted EBITDA, and Free Cash Flow. Our performance was a strong start to the year and reflects our talented global workforce's successful delivery of innovative, high-value solutions that continue to generate increased demand due to their ability to help our customers grow their businesses and improve their cost efficiencies.
“The improved operating results, led by growth in our high-margin recurring revenue streams, which were up 23% year over year to $134.4 million, are translating into sustainable Free Cash Flow. This enables us to continue prioritizing return-focused investments that will grow our addressable markets, further support our internal product innovation and pursue additional accretive, scalable acquisitions. In the first quarter, we increased our global presence with the acquisitions of an Australia-based FinTech technology provider and a games development team that will form the nucleus of a new game studio in Australia. Our expansion has continued in the second quarter with the recently announced acquisitions of Intuicode Gaming Systems that accelerates our growth prospects within the Historical Horse Racing category of gaming products with an experienced development team and with long-term recurring revenue contracts for existing and future content distribution, as well as with XUVI, which adds a powerful analytics and artificial intelligence engine to our FinTech Loyalty business. At the same time, our improved balance sheet and strong Free Cash Flow also provide the flexibility to return capital to shareholders through a share repurchase program, as we believe our stock offers a great value at the current valuation. Given the ongoing strength of our business and our growth opportunities, we expect to remain on track to deliver continued year-over-year growth in 2022."
Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended March 31,
	2022	2021
	(in millions, except per share amounts)
Consolidated revenue	$175.6	$139.1

Operating income (1)	$52.6	$40.2

Net income (1)	$31.5	$20.5

Net earnings per diluted share (1)	$0.31	$0.21

Weighted average diluted shares outstanding	101.5	98.0

Adjusted EBITDA (2)	$89.6	$75.4

Free Cash Flow (2)	$51.6	$43.5

Principal amount of outstanding debt (3)	$997.0	$1,144.9

Cash and cash equivalents	$269.4	$335.1

Net Cash Position (3)	$121.3	$182.6
(1) Operating income, net income, and net income per diluted share for the three months ended March 31, 2022, included $0.9 million for professional fees associated with acquisitions and other non-recurring litigation costs. Operating income, net income, and net income per diluted share for the three months ended March 31, 2021, included $1.1 million in proceeds net of the associated legal fees related to a previous litigation settlement and $0.1 million in legal fees associated with a debt repricing.
(2) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(3)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available toward the end of this release.
First Quarter 2022 Results Overview
Driven by growth in both the Games and FinTech segments, revenues for the three-month period ended March 31, 2022 increased 26% to $175.6 million compared to $139.1 million in the first quarter of 2021, which had reflected varying pandemic-related impacts for our casino customers. Recurring revenues grew 23% to $134.4 million while non-recurring sales increased 38% to $41.2 million.
Operating income for the 2022 first quarter rose 31% to $52.6 million from $40.2 million in the prior-year period, and net income increased 54% to $31.5 million, or $0.31 per diluted share, compared with $20.5 million, or $0.21 per diluted share, in the first quarter of 2021. Operating income increased reflecting the benefit of higher revenues and lower depreciation and amortization expense, partially offset by higher research and development expense. Adjusted EBITDA for the first quarter of 2022 rose 19% to $89.6 million compared to $75.4 million in the first quarter of 2021. Adjusted EBITDA as a percentage of revenues was 51.0% compared with 54.2% in the prior-year period, reflecting the revenue mix change arising from the substantially greater growth in gaming machine and hardware sales, together with higher research and development expense that supports the Company's focus on increased internal, new product development.
Mr. Taylor, added, “For the second consecutive quarter, our FinTech segment generated record revenues and Adjusted AEBITDA. The record quarterly performance was driven by increased revenues from financial access services, strong quarterly kiosk sales and the ongoing organic growth of our Loyalty and RegTech solutions. These results reflect our ability to offer industry-leading, integrated solutions that help drive consistent market share gains and increases in same-store activity. We believe our FinTech business is positioned to grow through the addition of new customers and the deployment of an increasing number of innovative products.
“Our Games segment results benefitted from ongoing operating momentum as reflected in the 12th consecutive quarter-end increase in our installed base of gaming operations units, and a 56% year-over-year increase in sales of gaming machines to 1,474 units as we continue to grow our ship share, thanks to the success of our expanded portfolio of player-popular games and differentiated cabinets. With the recent installations of our new Player Classic Signature™ mechanical reel cabinet, we continue to expand our Games product portfolio, which we expect will help drive further market share growth. In addition, as the replacement cycle of gaming machines returns to pre-pandemic levels, we expect our continued investments in new game and cabinet development favorably position Everi to make steady progress toward our target of 15% ship share over the next several years."

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2022	2021
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations - Land-based casinos	$64.8	$55.7
Gaming operations - Digital iGaming	5.5	2.4
Gaming operations - Total	70.3	58.1
Gaming equipment and systems	28.0	18.0
Gaming other	—	—
Games total revenues	$98.3	$76.1

Operating income	$27.8	$15.3

Adjusted EBITDA (1)	$55.5	$44.6

Capital expenditures	$18.2	$17.2

Gaming operations information:
Units installed at period end:
Class II	9,741	9,377
Class III	7,587	6,572
Total installed base at period end (2)	17,328	15,949

Premium units (2)	8,079	6,697

Average units installed during period (2)	17,150	15,841

Daily win per unit ("DWPU") (3)	$39.76	$37.28

Unit sales information:
Units sold	1,474	943
Average sales price ("ASP")	$18,157	$18,609
(1)     For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(2) The ending and average installed base include all units, whether or not casinos were open and whether or not the games were active.
(3) Daily win per unit reflects the total of all units installed at casinos, inclusive of closed casinos and inactive units, where such units would have recorded no revenue and excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2022 First Quarter Games Segment Highlights
Games segment revenues grew 29% to $98.3 million compared to $76.1 million in the first quarter of 2021, reflecting a 21% increase in gaming operations revenues – inclusive of a 129% increase in digital gaming revenues – and a 56% increase in gaming equipment and systems.

Operating income increased 82% to $27.8 million compared to $15.3 million in the first quarter of 2021, reflecting the benefit of higher revenues and lower depreciation and amortization expense, partially offset by higher research and development expense. Adjusted EBITDA increased 24% to $55.5 million from $44.6 million in the first quarter of 2021.
Gaming operations revenues grew 21% to $70.3 million from $58.1 million a year ago. Gaming operations revenues from land-based casino customers grew to $64.8 million from $55.7 million in the prior year period.
•The installed base reached a record 17,328 units as of March 31, 2022; representing a year-over-year increase of 9%, or 1,379 units. The installed base increased by 425 units on a quarterly sequential basis.
•The premium portion of the installed base increased by 21%, or 1,382 units, year over year and by 239 units on a quarterly sequential basis to a record 8,079 units. This was the 15th consecutive quarterly sequential increase in premium units. Growth was driven in part by continued placements of Cashnado™ units, the Company's popular premium mechanical reel games and its Wide-area Progressive (“WAP”) gaming machines.
•Daily Win per Unit ("DWPU") increased to $39.76 in the first quarter of 2022 compared to $37.28 in the first quarter of 2021, reflecting a year-over-year increase in the number of higher-performing premium games partially offset by an increase in non-premium units and a broader expansion across more venues providing various levels of performance.
•Gaming operations revenues from digital gaming rose 129% to $5.5 million in the first quarter of 2022 compared to $2.4 million in the first quarter of 2021, and increased 34% on a quarterly sequential basis. Digital revenue growth reflects the continued growth and expanded base of iGaming operator sites featuring Everi's games along with a growing library of available slot content. Subsequent to the March quarter-end, Everi Digital went live in Ontario, Canada with six new operator sites featuring more than a dozen high-performing titles.
Gaming equipment and systems revenues generated from the sale of gaming machines and other related parts and equipment increased 56% to $28.0 million in the first quarter of 2022 compared to $18.0 million in the first quarter of 2021.
•The Company sold 1,474 gaming machines at an average selling price (“ASP”) of $18,157 in the 2022 first quarter, up 531 units, or 56%, from 943 units sold at an ASP of $18,609 in the 2021 first quarter. Unit growth reflects an estimated increase in industry ship share driven by the popularity of an expanding game library supporting the Empire Flex™ video reel cabinet and the ongoing performance of the Player Classic™ mechanical reel cabinet. Initial installations of the new Player Classic Signature™ mechanical reel cabinet were made at a casino in Louisiana just prior to the end of the 2022 first quarter.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2022*	2021*
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$49.9	$38.7
Software and other	17.9	17.3
Hardware	9.5	7.0
FinTech total revenues	$77.3	$63.0

Operating income (1)	$24.8	$24.9

Adjusted EBITDA (2)	$34.1	$30.8

Capital expenditures	$5.4	$2.8

Value of financial access transactions:
Funds advanced	$2,568.4	$1,851.4
Funds dispensed	7,168.2	5,835.3
Check warranty	406.2	315.5
Total value processed	$10,142.8	$8,002.2

Number of financial access transactions:
Funds advanced	3.4	2.9
Funds dispensed	27.5	24.8
Check warranty	1.0	0.8
Total transactions completed	31.9	28.5
* Rounding may cause variances.
(1)Operating income for the three months ended March 31, 2022, included $0.9 million for professional fees associated with certain acquisitions and other non-recurring litigation costs. Operating income for the three months ended March 31, 2021, included $1.1 million in proceeds net of the associated legal fees related to a previous litigation settlement and $0.1 million in legal fees associated with the debt repricing.
(2)For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.

2022 First Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2022 first quarter increased 23% to an all-time quarterly record $77.3 million compared to $63.0 million in the 2021 first quarter, reflecting a 29% increase in financial access services, 36% growth in hardware sales and a 3% increase in software and other revenues.
Operating income was $24.8 million in the 2022 first quarter compared to $24.9 million in the prior-year period, which had included $1.1 million in proceeds from a litigation settlement net of associated legal fees. First quarter 2022 operating income reflected a benefit from higher revenues offset by higher legal and litigation costs and by a $1.9 million increase in research and development expense in support of new and enhanced Loyalty products, the Company’s digital CashClub Wallet® and other solutions and new RegTech products and software offerings. Adjusted EBITDA rose 11% to $34.1 million compared to $30.8 million in the 2021 fourth quarter.

•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased 29% to a quarterly record $49.9 million compared with the 2021 first quarter, reflecting continued strength in financial funding transactions at casinos. The number of completed financial transactions increased 12% year over year and for the first time in a single quarter delivered more than $10 billion of funding to customers’ casino floors. The Company’s CashClub Wallet digital technology is presently deployed across six jurisdictions at 19 casinos, up from 16 casinos in four jurisdictions at year-end 2021, with additional casino properties under various stages of deployment.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenues, rose 3% to $17.9 million in the first quarter of 2022 compared to $17.3 million in the first quarter 2021. Approximately 80% and 72% of software and other revenues were of a recurring nature in the 2022 and 2021 first quarter periods, respectively.
•Hardware sales revenues increased 36% to $9.5 million compared to $7.0 million in the first quarter of 2021.
Board Authorizes $150 Million Share Repurchase Program
Everi’s Board of Directors approved a new 18-month share repurchase program pursuant to which the Company may purchase up to $150 million of its common shares in open market or privately negotiated transactions through November 4, 2023 in accordance with Company and regulatory policies, and trading plans established in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934. The actual number of shares to be purchased will depend upon market conditions and is subject to available liquidity, general market and economic conditions, alternative uses for the capital and other factors. All shares purchased will be held in the Company’s treasury for possible future use. As of March 31, 2022, Everi had approximately 91.5 million shares issued and outstanding, net of 25.7 million shares held in the Company’s treasury. There is no minimum number of shares that the Company is required to repurchase, and the repurchase program may be suspended or discontinued at any time without prior notice. This new repurchase program supersedes and replaces in its entirety the previous share repurchase program.
Outlook
Everi continues to expect year-over-year increases in revenues, Adjusted EBITDA and Free Cash Flow for the full-year 2022. Today, the Company raised its guidance for Adjusted EBITDA to a range of $368 million to $378 million from its prior guidance of $368 million to $376 million.
Everi expects certain 2022 second quarter operating and financial results, including revenues, net income and Adjusted EBITDA, will be in line with or slightly higher than its record 2021 second quarter results, despite the year-over-year absence of substantial government stimulus payments and a larger-than-normal benefit to prior-year revenues from gaming machine and hardware sales related to new casino openings and expansions.
Everi’s 2022 outlook reflects the likely impact from less government stimulus benefits that provided a significant consumer benefit, particularly in the second quarter of 2021, and higher interest expense. The Company’s results have not reflected, and its guidance does not presently contemplate, any additional material impact from a pandemic-related setback or other macroeconomic effect, such as recessionary or inflationary influence on consumer spending, a material supply chain disruption, or other changes in global market conditions.
A summary and reconciliation of the financial targets are included in a supplemental table at the end of this release.

Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2022 first quarter results at 11:00 a.m. EDT (8:00 a.m. PDT) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing (412) 317-6671; the PIN number is 13728195. A replay will be available until May 17, 2022. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-downs of inventory, property and equipment and intangible assets, employee severance costs and other related expenses, litigation settlement received net of legal costs, foreign exchange loss, asset acquisition expense, non-recurring professional fees, certain litigation costs, and one-time charges. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements address our expected future business and financial performance, and often contain words such as “goal,” “target,” "indication," “future,” “assume," "estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will,” “can,” “could,” “aim to,” “designed to,” “will provide,” or “favorably positioned” or similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements including guidance related to 2022 financial and operational metrics; regain or maintain revenue, earnings and Free Cash Flow momentum; sustain our overall growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; successfully perform obligations required by acquisition agreements; and create incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and the adoption of our products and technologies.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts in order to achieve future growth; changes to tax laws; interest rate fluctuations; the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, including (i) actions taken by international, federal, state, tribal and municipal governmental and regulatory agencies to contain the COVID-19 public health emergency or mitigate its impact, (ii) the direct and indirect economic effects of COVID-19 and measures to contain it, including directives, orders or similar actions by international, federal, state, tribal and municipal governmental and regulatory agencies to regulate freedom of movement and business operations such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and shelter-in-place orders as well as re-opening safety protocols; our ability to withstand global supply chain disruption arising as a result of the COVID-19 global pandemic; our history of net losses and our ability to generate profits in the future; our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand inflationary and other factors that pressure discretionary consumer spending; our debt leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness, fund working capital and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; technological obsolescence and our ability to adapt to evolving technologies; our ability to regain or maintain revenue, earnings, and cash flow momentum, and to enhance shareholder value in the long-term; our ability to execute on key initiatives and deliver ongoing improvements; our ability to access the capital markets to raise funds; expectations regarding growth for the Company’s installed base and daily win per day; expectations regarding development and placement fee arrangements; expectations for re-opening of casinos; inaccuracies in underlying operating assumptions; expectations regarding customers’ and gaming patrons’ preferences and demands for future service and product offerings; the overall growth of the gaming industry, if any; gaming market contraction; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to successfully introduce new and enhanced products and services, including third-party licensed content; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; gaming establishment and patron preferences; failure to control product development costs and create successful new products; anticipated sales performance; employee turnover; national and international economic and industry conditions; our ability to withstand global supply chain disruption; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; uncertainty of litigation outcomes; business prospects; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2022. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination and technology. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also a preeminent and comprehensive provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Investor Relations Contacts:
Everi Holdings Inc.
William Pfund                            Steven Kopjo
SVP, Investor Relations                    Director, Investor Relations
702-676-9513 or william.pfund@everi.com            702-785-7157 or steven.kopjo@everi.com
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues
Games revenues
Gaming operations	$70,297	$58,141
Gaming equipment and systems	27,998	17,988
Gaming other	41	22
Games total revenues	98,336	76,151
FinTech revenues
Financial access services	49,879	38,712
Software and other	17,867	17,246
Hardware	9,534	7,004
FinTech total revenues	77,280	62,962
Total revenues	175,616	139,113
Costs and expenses
Games cost of revenues (1)
Gaming operations	5,995	4,759
Gaming equipment and systems	16,782	10,307
Games total cost of revenues	22,777	15,066
FinTech cost of revenues (1)
Financial access services	2,175	1,473
Software and other	935	1,004
Hardware	5,941	4,028
FinTech total cost of revenues	9,051	6,505
Operating expenses	49,825	38,043
Research and development	12,519	8,413
Depreciation	15,220	16,177
Amortization	13,633	14,715
Total costs and expenses	123,025	98,919
Operating income	$52,591	$40,194
Other expenses
Interest expense, net of interest income	11,348	18,471
Total other expenses	11,348	18,471
Income before income tax	41,243	21,723
Income tax provision	9,721	1,189
Net income	31,522	20,534
Foreign currency translation gain (loss)	580	(221)
Comprehensive income	$32,102	$20,313

Earnings per share
Basic	$0.34	$0.24
Diluted	$0.31	$0.21
Weighted average common shares outstanding
Basic	91,408	86,984
Diluted	101,471	97,968

(1) Exclusive of depreciation and amortization.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At March 31,	At December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$269,400	$302,009
Settlement receivables	60,348	89,275
Trade and other receivables, net of allowances for credit losses of $5,023 and $5,161 at March 31, 2022 and December 31, 2021, respectively	113,087	104,822
Inventory	45,699	29,233
Prepaid expenses and other current assets	27,856	27,299
Total current assets	516,390	552,638
Non-current assets
Property and equipment, net	119,295	119,993
Goodwill	695,436	682,663
Other intangible assets, net	221,737	214,594
Other receivables	15,742	13,982
Deferred tax assets, net	22,972	32,121
Other assets	24,450	19,659
Total non-current assets	1,099,632	1,083,012
Total assets	$1,616,022	$1,635,650
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$208,491	$291,861
Accounts payable and accrued expenses	192,554	173,933
Current portion of long-term debt	6,000	6,000
Total current liabilities	407,045	471,794
Non-current liabilities
Long-term debt, less current portion	974,642	975,525
Other accrued expenses and liabilities	22,623	13,831
Total non-current liabilities	997,265	989,356
Total liabilities	1,404,310	1,461,150
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 117,221 and 91,519 shares issued and outstanding at March 31, 2022, respectively, and 116,996 and 91,313 shares issued and outstanding at December 31, 2021, respectively	117	117
Additional paid-in capital	511,267	505,757
Accumulated deficit	(110,233)	(141,755)
Accumulated other comprehensive loss	(875)	(1,455)
Treasury stock, at cost, 25,702 and 25,683 shares at March 31, 2022 and December 31, 2021, respectively	(188,564)	(188,164)
Total stockholders’ equity	211,712	174,500
Total liabilities and stockholders’ equity	$1,616,022	$1,635,650

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$31,522	$20,534
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	15,220	16,177
Amortization	13,633	14,715
Non-cash lease expense	1,014	1,196
Amortization of financing costs and discounts	713	1,172
Loss on sale or disposal of assets	29	743
Accretion of contract rights	2,427	2,318
Provision for credit losses	1,947	1,999
Deferred income taxes	9,398	820
Reserve for inventory obsolescence	55	467
Stock-based compensation	4,811	3,005
Changes in operating assets and liabilities:
Settlement receivables	28,958	14,832
Trade and other receivables	(6,123)	(7,673)
Inventory	(11,069)	(2,438)
Prepaid expenses and other assets	(6,812)	(1,863)
Settlement liabilities	(83,427)	25,105
Accounts payable and accrued expenses	2,978	20,497
Net cash provided by operating activities	5,274	111,606
Cash flows from investing activities
Capital expenditures	(23,639)	(20,035)
Acquisitions, net of cash acquired	(13,318)	(10,000)
Proceeds from sale of property and equipment	57	80
Net cash used in investing activities	(36,900)	(29,955)
Cash flows from financing activities
Repayments of new term loan	(1,500)	—
Repayment of prior incremental term loan	—	(313)
Proceeds from exercise of stock options	699	2,285
Treasury stock	(400)	(173)
Net cash (used in) provided by financing activities	(1,201)	1,799
Effect of exchange rates on cash and cash equivalents	136	(120)
Cash, cash equivalents and restricted cash
Net (decrease) increase for the period	(32,691)	83,330
Balance, beginning of the period	303,726	252,349
Balance, end of the period	$271,035	$335,679

Supplemental cash disclosures
Cash paid for interest	$14,439	$12,026
Cash refunded for income tax, net	(41)	(197)

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At March 31,	At December 31,	At March 31,
	2022	2021	2021
Cash available
Cash and cash equivalents (1)	$269,400	$302,009	$335,133
Settlement receivables	60,348	89,275	45,822
Settlement liabilities	(208,491)	(291,861)	(198,316)
Net Cash Position	121,257	99,423	182,639

Undrawn revolving credit facility	125,000	125,000	35,000
Net Cash Available	$246,257	$224,423	$217,639
(1) Cash and cash equivalents does not include $1.6 million, $1.7 million, and $0.5 million of restricted cash at March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended March 31, 2022
	Games	FinTech	Total
Net income			$31,522
Income tax provision			9,721
Interest expense, net of interest income			11,348
Operating income	$27,797	$24,794	$52,591

Plus: depreciation and amortization	22,786	6,067	28,853
EBITDA	$50,583	$30,861	$81,444

Non-cash stock-based compensation expense	2,471	2,340	4,811
Accretion of contract rights	2,427	—	2,427
Asset acquisition expense, non-recurring professional fees and other	—	940	940
Adjusted EBITDA	$55,481	$34,141	$89,622

Cash paid for interest			(14,439)
Cash paid for capital expenditures			(23,639)
Cash refunded for income taxes, net			41
Free Cash Flow			$51,585

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended March 31, 2021
	Games	FinTech	Total
Net income			$20,534
Income tax provision			1,189
Interest expense, net of interest income			18,471
Operating income	$15,276	$24,918	$40,194

Plus: depreciation and amortization	25,547	5,345	30,892
EBITDA	$40,823	$30,263	$71,086

Non-cash stock-based compensation expense	1,459	1,546	3,005
Accretion of contract rights	2,318	—	2,318
Litigation settlement, net	—	(1,107)	(1,107)
Asset acquisition expense, non-recurring professional fees and other	—	84	84
Adjusted EBITDA	$44,600	$30,786	$75,386

Cash paid for interest			(12,026)
Cash paid for capital expenditures			(20,035)
Cash refunded for income taxes, net			197
Free Cash Flow			$43,522

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA FOR THE QUARTER ENDING MARCH 31, 2022
(In thousands)

	2022 Guidance Range (1)
	Low	High
Projected net income	$125,000	$132,000
Projected income tax provision @ 23% - 23.5%	37,000	40,000
Projected interest expense, net of interest income	52,000	54,000
Projected operating income	$214,000	$226,000

Plus: projected depreciation and amortization	121,000	116,000
Projected EBITDA	$335,000	$342,000

Projected non-cash stock compensation expense	19,000	22,000
Projected accretion of contract rights	12,000	10,000
Projected asset acquisition expense and non-recurring professional fees	2,000	4,000
Projected Adjusted EBITDA	$368,000	$378,000

Projected cash paid for interest	(50,000)	(52,000)
Projected cash paid for capital expenditures	(130,000)	(124,000)
Projected cash paid for placement fees	—	—
Projected cash paid for income taxes, net of refunds	(1,000)	(2,000)
Projected Free Cash Flow	$187,000	$200,000
(1) All figures presented are projected estimates for the year ending December 31, 2022.